UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 25, 2019

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2019, the Board of Directors (the “Board”) of TETRA Technologies, Inc. (the “Company”) appointed Richard D. O’Brien as Vice President – Finance & Global Controller and as the principal accounting officer of the Company, effective immediately.

Mr. O’Brien, 43, served in several senior finance positions with increasing responsibilities with BHP Petroleum from October 2002 until he joined the Company.  He served as Head of Separation of BHP’s shale business from June 2018 until March 2019 and prior to that as Head of Finance, Shale, from July 2014 until May 2018, and as Operations Accounting Controller, from December 2012 until July 2014.  Mr. O’Brien received his B.A. degree in English Literature from Cardiff University in Cardiff, Wales, and is a Chartered Accountant and a member of the Institute of Chartered Accountants in England and Wales.

In connection with Mr. O’Brien’s appointment, the Compensation Committee of the Board (the “Compensation Committee”) approved an annual base salary of $330,000 for Mr. O’Brien and a target 2019 cash incentive bonus opportunity equal to 50% of his base salary, prorated from his date of employment.  Mr. O’Brien also received a grant of annual long-term incentives similar to the Company’s other senior executives, with a target value equal to 100% of his base salary, consisting of awards of $165,000 of three-year time vesting restricted stock units and $165,000 of three-year cliff vesting performance-based cash.

As a material inducement for Mr. O’Brien’s employment with the Company, the Compensation Committee granted to Mr. O’Brien an employment inducement award of 102,902 restricted stock units effective as of March 26, 2019 pursuant to the TETRA Technologies, Inc. 2018 Equity Incentive Plan. The restricted stock units may be settled in either cash or shares of the Company’s common stock, at the Compensation Committee’s discretion, and will vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, contingent upon his continued employment with the Company as of such dates.  If Mr. O’Brien’s employment is terminated by the Company for reasons other than for cause or if Mr. O’Brien resigns for good reason before the second anniversary of the grant date, (i) all of the restricted stock units covered by his inducement award will immediately vest and (ii) he will receive a cash payment equal to six months of his base salary plus a prorated portion of the target amount of his annual bonus award for the plan year in which his employment is terminated, as well as subsidized participation in the Company’s COBRA health benefits for a period of six months following the date of his termination.  Also as a material inducement to Mr. O’Brien’s employment with the Company, the Compensation Committee authorized the payment to him of a total of $205,577 in cash bonuses.  If Mr. O’Brien’s employment is terminated by the Company for cause or by Mr. O’Brien without good reason prior to the first anniversary of his date of hire, Mr. O’Brien will be obligated to repay the $205,577 cash bonuses to TETRA.

The Company has entered into an employment agreement with Mr. O’Brien in a form substantially similar to the form of agreement executed by the Company’s employees. The agreement evidences the at-will nature of Mr. O’Brien’s employment and does not set forth or guarantee the term of employment, salary or other incentives, all of which are entirely at the discretion of the Board of Directors.

There are no arrangements or understandings between Mr. O’Brien and any other person pursuant to which he was appointed as an officer of the Company. Neither the Company nor the Board of Directors is aware of any transaction in which Mr. O’Brien has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. O’Brien will be indemnified by the Company pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws for actions associated with being an officer. In addition, the Company will enter into an indemnification agreement with Mr. O’Brien that will provide for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement will provide for indemnification of expenses, liabilities, judgments, fines and amounts paid in settlement in connection with proceedings brought against Mr. O’Brien as a result of his service as an officer. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

The Company has entered into a change of control agreement (“COC Agreement”) with Mr. O’Brien that is substantially identical to the form of agreement executed by certain of the Company’s other executive officers. A form of the COC Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K filed on June 4, 2013. The COC Agreement will have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreement, the Company has an obligation to provide certain benefits to Mr. O’Brien upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of the Company. A qualifying termination event under the COC Agreement includes the termination of Mr. O’Brien’s employment by the Company other than for Cause (as that term is defined in the COC Agreement) or termination by Mr. O’Brien for Good Reason (as that term is defined in the COC Agreement).

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, the Company has an obligation to pay to Mr. O’Brien the following cash severance amounts: (i)(A) an amount equal to Mr. O’Brien’s earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to Mr. O’Brien had he remained employed by the Company, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) Mr. O’Brien’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. O’Brien’s target Long Term Bonus for each outstanding award; plus (ii) the product of 2 times the sum of Mr. O’Brien’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. O’Brien due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under the Company’s group health plan for himself and his eligible dependents without subsidy from the Company for a period of two years following the date of a qualifying termination of his employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of Mr. O’Brien’s employment to the extent permitted under the plan(s) under which such awards were made. All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by Mr. O’Brien of a release for the benefit of the Company. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreement also contains certain confidentiality provisions and related restrictions applicable to Mr. O’Brien. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), Mr. O’Brien will agree that for a period of two years following a termination of employment for any reason, he will not solicit the Company’s employees or otherwise engage in a competitive business with the Company as more specifically set forth in the COC Agreement. Such obligations are only applicable to Mr. O’Brien if he receives the severance benefits described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
Senior Vice President and General Counsel

Date: March 27, 2019